EXHIBIT (C)(8)


                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT, dated as of August 1, 1997, by and between NPF Acquisition Corporation, a Delaware corporation (the "Company"), and Jesse
C. Luxton ("Consultant") recites and provides as follows.


         WHEREAS, Consultant has substantial experience in and knowledge of the business of the Company to which the Company desires to have access;


         WHEREAS, Consultant has been employed as the Chief Executive Officer and President of National Picture & Frame Company, a Delaware corporation ("Old NPF"), which is being acquired by the Company in a merger (the "Merger") pursuant to a merger agreement dated; and


         WHEREAS, Consultant desires to make available to the Company such experience and knowledge following such acquisition during the term of this Agreement.


         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


1.        Duties of Consultant.


         Consultant shall provide services and advice to the officers and directors of the Company on an as needed basis relating to the transition of customer accounts from Old NPF to the Company, the development of new business for the Company, and general advisory services in connection with the operations of the Company and its subsidiaries, but shall not be required to maintain regular office hours at the Company. Consultant shall provide such services and advice to the Company as requested for a minimum of 120 business days per year during the term of this Agreement, which shall consist of a minimum of 15 business days per month for the first three calendar months immediately following the effective time of the Merger and a minimum of 12 days per month for the next three calendar months immediately thereafter. In the event that Consultant works less than 120 days in any year, then he shall work such additional business days during the first three months of the next year as shall equal the difference between 120 days and the number of days actually worked by Consultant during such prior year. Consultant shall not be entitled to additional compensation pursuant to this Agreement if he provides advice and services for more than 120 business days during any year. Consultant agrees to submit a proposed calendar at the beginning of each year setting forth Consultant's proposed services for the Company for such year, which calendar shall be approved by the Vice President of Sales of the Company. The Consultant shall maintain a log of his time spent in providing services under this Agreement. At the end of each calendar month, Consultant shall submit to the Company a log detailing the services rendered by Consultant for the Company during such month. For purposes of this paragraph 1, any day during which the Consultant provides eight hours or more of services hereunder shall constitute one full day. During any day in which the Consultant performs less than eight hours of services hereunder, such time shall be accumulated. Accumulated time shall constitute one full day of services hereunder at such time as such accumulated time equals eight full hours.


2.        Compensation.


         In return for the services to be provided hereunder, Consultant shall receive a consulting fee of $150,000 per year, payable monthly in arrears, and shall be reimbursed against receipts for all expenses reasonably incurred by him in connection with the performance of such services pursuant to paragraph 7 below. Notwithstanding anything to the contrary in the Consultant's existing employment agreement with Old NPF, as amended (the "Existing Employment Agreement"), the Company agrees that payments made to the Consultant hereunder shall not result in any offset of amounts payable to the Consultant under the Existing Employment Agreement.


3.        Reporting.


         Consultant will report to an appropriate executive officer of the Company as determined by the Board of Directors of the Company and will perform his duties and responsibilities to the best of his abilities. Consultant will make himself reasonably available to the Company and will undertake his efforts in good faith on behalf of the best interests of the Company.


4.        Other Business of Consultant.


         Consultant shall not be required to devote full time to his duties and responsibilities as set forth herein and may alone, or through any business, partnership, corporation, affiliate or other related party, engage independently or with others in other businesses and activities of any nature or description so long as such activity does not violate paragraphs 1 or 9 hereof.


5.        Independent Contractor.


         Consultant at all times will act as an independent contractor and will not act or hold himself out to third parties as an employee or agent of the Company. Nothing in this Agreement or to be done pursuant to its terms and conditions is intended to, or shall, create a partnership, joint venture, principal-agent or employer-employee relationship between the Company and Consultant. Consultant shall be responsible for all taxes and recordkeeping in connection with amounts paid to him hereunder and shall have no right to participate in any of the Company's employee benefit or welfare plans, except to the extent set forth in paragraph 7 below.


6.        Term.


         This term of this Agreement will commence as of the effective time of the Merger and will continue for one year from such date, subject to renewal thereafter for additional one year periods upon mutual agreement of the Company and Consultant. The Company may terminate this Agreement at any time, but shall be obligated to pay Consultant the remaining payments required pursuant to paragraph 2 through the date that this Agreement would have terminated pursuant to the preceding sentence; provided that the Company shall have no obligation to make such payments if such termination of Consultant is a result of a material breach by Consultant of the terms of this Agreement or Consultant's willful misconduct or gross negligence in the performance of his services hereunder.


7.        Benefits; Investment.


         During the term of this Agreement, the Company shall provide Consultant reasonable access to one administrative person employed at the Company's principal executive offices and the use of one laptop personal computer and related Company software. Consultant acknowledges and agrees that the software is proprietary to and the property of the Company and agrees to promptly return all such software and the copies thereof upon termination of this Agreement. The Company shall pay or reimburse Consultant for all reasonable expenses (including travel) actually paid or incurred by Consultant during the term of this Agreement in the performance of Consultant's duties under this Agreement in accordance with the Company's employee business expense reimbursement policies in effect from time to time. The Company shall make a one time payment to Consultant of up to $2,500 to cover the costs incurred by Consultant in establishing an office in his home. The Consultant will have the option of participating in the Company's health care plans provided to its executive employees, provided that such health care plans permit participation by Consultant, and Consultant represents and warrants to the Company that Consultant is insurable under such plans. The expense of such participation shall be borne by Consultant. Following the term of this Agreement, Consultant shall be entitled to such additional benefits as may be available under COBRA.


         Consultant shall have the option to invest $100,000 in the Company and such additional amounts in increments of $10,000 as is approved by the Board of Directors of the Company. Any such purchase by Consultant shall be consummated on the date of or prior to the Merger.


8.        Confidential Information.


         Consultant understands and acknowledges that during the term of this Agreement, he will be exposed to Confidential Information (as defined below) which is proprietary and which rightfully belongs to the Company. Consultant agrees that he will not use or cause to be used for his own benefit, either directly or indirectly, or disclose any of such Confidential Information at any time, either during or after termination of this Agreement, without the Company's prior written consent. Consultant shall take all reasonable steps to safeguard such Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft. Consultant's obligations under this paragraph with respect to any specific Confidential Information shall cease when that specific Confidential Information becomes publicly known or when it is disclosed by any person, firm, corporation or business entity which is not bound by the terms of a confidentiality agreement with the Company. The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned as a result of the performance of any services by Consultant on behalf of the Company, and which falls within the following general categories:


                           (i) information concerning trade secrets of the Company;


                           (ii)     information   concerning   existing   or
                  contemplated   products,   services, technology, designs,
                  processes and research or product developments of the Company;


                           (iii) information concerning business plans, sales or
                  marketing methods, methods of doing business, customer lists, customer usages and/or requirements, or supplier information of the Company; and


                           (iv) any other confidential information which the
                  Company may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential (including the software described in paragraph 7 above).


9.        Non-Compete, Non-Solicitation, Non-Interference.


         (a) Consultant acknowledges that in the course of providing services pursuant to this Agreement he will become familiar, and during his employment with Old NPF prior to the date of this Agreement he has become familiar, with the Company's and its subsidiaries' trade secrets and with other Confidential Information and that his services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Consultant agrees that, during the term of this Agreement and for two years from the effective time of the Merger or one year following termination or expiration of this Agreement, whichever is later (the "Non-Compete Period"), he will not directly or indirectly, either for himself or any other person, own, manage, control, participate in, consult with, render services for, permit his name to be used by or in any manner engage in any business competing with the businesses of the Company or its subsidiaries as such businesses exist or are in process on the date of the termination of Consultant's employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. Nothing herein will prohibit Consultant from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Consultant has no active participation in the business of such corporation.


         (b) During the Non-Compete Period, Consultant will not directly or indirectly through another person (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the term of this Agreement, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary.


         (c) During the Non-Compete Period, Consultant agrees not to take any action that might interfere with or disrupt the Company's business or its relationships with its customers, suppliers or employees.


10.       Notices.


         Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reliable overnight courier, telecopied or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:


         Notices to  Consultant:

         Jesse C. Luxton
         702 Highway 82 West
         Greenwood, Mississippi  38930
         Telephone Number:  (601) 451-4800
         Telecopy Number:  (601) 451-4805

         With a copy (which will not constitute Notice to Consultant) to:

         Altheimer & Gray
         10 South Wacker Drive, Suite 4000
         Chicago, Illinois  60605
         Attention:  Phillip Gordon, Esq.
         Telephone Number:  (312) 715-4010
         Telecopy Number:  (312) 715-4800

         Notices to the Company:

         NPF Acquisition Corporation
         c/o Colonnade Capital, L.L.C.
         Riverfront Plaza, West Tower
         901 East Byrd Street, Suite 1300
         Richmond, Virginia  23219
         Attention:        Mr. James C. Wheat, III
                           Mr. John T. Herzog
         Telephone Number:  (804) 782-3288
         Telecopy Number:  (804) 782-6606

         With a copy (which will not constitute Notice to the Company) to:

         Hunton & Williams
         Riverfront Plaza, East Tower
         951 East Byrd Street
         Richmond, Virginia  23219
         Attention:  John Owen Gwathmey, Esq.
         Telephone Number:  (804) 788-8700
         Telecopy Number:  (804) 788-8218


or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent, telecopied or mailed.


11.       Severability.


         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.


12.       Complete Agreement.


         This Agreement, whose documents expressly referred to herein and other documents of even date herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.


13.       Counterparts.


         This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


14.       Successors and Assigns.


         This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective heirs, successors and assigns, except that Consultant may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.


15.       Choice of Law.


         All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia, without giving effect to any choice of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.


16.       Amendment and Waiver.


         The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized corporate officers, and Consultant has duly executed this Agreement as of the day and year first written above.


                                   NPF ACQUISITION CORPORATION

                                   By: Colonnade Capital, L.L.C., on behalf of
                                       NPF Acquisition Corporation



                                       By:      _____________________________
                                                James C. Wheat, III
                                                Managing Partner


                                       _______________________________________
                                       Jesse C. Luxton